Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

December 12, 2007

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Susquehanna Capital I

c/o Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to (i) Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), and (ii) Susquehanna Capital I, a Delaware Statutory Trust, (the “Trust”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company, the Trust and Susquehanna Capital II, a Delaware Statutory Trust, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, and a Prospectus Supplement dated December 5, 2007 to the Prospectus dated November 5, 2007 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of up to $125,000,000 aggregate principal amount of Capital Efficient Notes (the “CENts”). The CENts are to be issued under the Indenture dated as of November 5, 2007, as supplemented by the Supplemental Indenture dated as of December 12, 2007 entered into by the Company and The Bank of New York, as trustee (as so supplemented, the “Indenture”).

The CENts will be sold to the Trust in return for the payment by the Trust to the Company of the proceeds received by the Trust from its sale, pursuant to the Registration Statement, of an aggregate of 5,000,000 9.375% Capital Securities, Series I, liquidation amount $25.00 per security (the “Capital Securities”). The rights of the holders of the Capital Securities are guaranteed by the Company under a guarantee dated December 12, 2007 (the “Guarantee Agreement”).

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Guarantee Agreement; (iii) the Indenture; (iv) the CENts; (v) the Restated Certificate of Incorporation of

Susquehanna Bancshares, Inc.

Susquehanna Capital I

December 12, 2007

the Company, as presently in effect; (vi) the By-Laws of the Company, as presently in effect; and (vii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the CENts and the Capital Securities, the issuance of the Guarantee and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the Trust, had or will have the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

(i) The Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

(ii) The Guarantee Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered at law or in equity); and

(iii) The CENts are valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered at law or in equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

We are admitted to practice law in the Commonwealth of Pennsylvania and the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United

States of America, the laws of the Commonwealth of Pennsylvania and the State of New York and the General Corporation Law of the State of Delaware.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP